Exhibit 99.1

FOR IMMEDIATE RELEASE

MEGA GROUP TO ACQUIRE FOUR (4) GASOLINE CONVENIENCE STORE OPERATIONS AND A LIMITED LIABILITY COMPANY

(June 6, 2007) - WASHINGTON, D.C., (BUSINESSWIRE) - Mega Group, Inc. (the “Company”) (OTC Bulletin Board: MGIN - News), is pleased to announce that it has entered into an Asset Purchase Agreement pursuant to which it will acquire four (4) gasoline convenience store operations located in the Tidewater area of Virginia (the “Locations”). The purchase price is $12,900,000, plus the value of the inventory, payable in cash at the closing, and is subject to the following conditions:

The Asset Purchase Agreement also provides for a closing ninety (90) days from the date of the agreement. Mega Group expects to finance the purchase of the assets with both debt and equity capital raised from an exempt securities offering.

Mega Group, Inc. is also pleased to announce that, on June 4, 2007, the Company has entered into an agreement with Hosanna Development, LLC (“Hosanna”), under which Mega Group acquired 100% of the membership interests in Hosanna for the assumption of debt of approximately $30,000. After consummation of this acquisition, Hosanna will become a wholly-owned, operating subsidiary of Mega Group. Hosanna was acquired among others reasons, to manage the four gasoline convenience store operations.

The Company’s obligation to close the transaction is conditioned upon, among other things, the following:

•
consummation of the Company’s acquisition of four convenience stores in the Tidewater area of Virginia as set forth in the Asset Purchase Agreement dated June 1, 2007 (the "Retail Purchase Transaction");

According to Mega Group’s Chief Executive Officer, John H. Brown, “our revised operational plan is to maximize shareholder value by offering diversified financial services to make rational investments in Small U.S. companies that meet our underwriting criteria. The Company is acquiring Hosanna Development, LLC, for purposes of, among others managing four gasoline convenience store operations providing a daily cash revenue stream with substantial growth potential in the community related retail services sector., Our investment entry into consumer product offerings and real property ownership in local communities will leverage our ability to provide Consulting, Business, and Financial services to smaller companies in urban and rural companies in the Faith Based communities we serve.

Statements in this press release other than historical facts are "forward-looking" statements within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Exchange Act of 1934. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

For information: http://sbicoa.com or
Contact: johnbrown@sbicoa.com
Phone: (202) 296-9594